Exhibit 10.5

2975 San Ysidro Way
Santa Clara, CA 95051
Phone: Fax:	408.734.8888 408.734.0788

March 3, 2011

George Laplante

Dear George,

I am pleased to offer you a position with Ambarella, Inc. (the “Company”), as its Chief Financial Officer. If you decide to join the Company, you will receive an annual salary of $300,000, which will be paid in accordance with the Company’s normal payroll procedures, less any applicable withholdings. As an employee, you will also be eligible to enroll in the Company’s standard employee benefit plans. You should note that the Company may modify job titles and salaries and may modify or cancel benefits from time to time as it deems necessary or appropriate.

If you decide to join the Company, you will be eligible to participate in the Company’s fiscal 2012 bonus plan. Your target bonus for the fiscal year 2012 will be 30% of your earned fiscal year 2012 base salary. Any bonus amount paid pursuant to such plan or otherwise shall in no event be paid after the later of (i) 2 1/2 months after the end of the Company’s fiscal year in which such bonus is earned or, (ii) March 15th following the calendar year in which any such bonus is earned. You should note that the Company may modify its bonus plan from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 1,348,400 shares of the Company’s Common Stock (the “Shares”), which represents approximately 1.25% of the fully-diluted capitalization of the Company as of the date hereof (excluding shares available for issuance under the Company’s option plan). The exercise price per Share shall be equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. The recommended vesting schedule shall be as follows: 25% of the Shares shall vest 12 months after the date your employment begins subject to your continuing employment with the Company (and no Shares shall vest before such date) and the remaining Shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s 2004 Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any Shares is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

In addition, if you decide to join us, after you become a full-time employee and upon ratification of this employment offer by the Company’s Board of Directors, the Company will enter into a Change of Control and Severance Agreement (the “Severance Agreement”) with you that will provide you with certain benefits upon a termination of your employment under conditions described in the Severance Agreement. Any severance and benefits payments will be subject to the terms and conditions of such Severance Agreement, including provisions intended to comply with the requirements of Section 409A of the Internal Revenue Code so that none of the severance payments and benefits to be provided will be subject to additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

In addition, if you decide to join us, the Company will pay (or reimburse you for) the cost for a rental housing, at your choice, close to the Company, provided that: (i) the maximum amount of such rental payment may not exceed $5,000 per month, (ii) such payments will cover rental costs for a period of up to 12 months following your employment start date and further is subject to your continued employment with us through the last date of each such month for which rental payments are provided, and (iii) with respect to each month for which such rental payment (or reimbursement, as applicable) is to be provided by the Company, such payment will be made by the Company no later than March 15 of the year immediately following the year in which the rental payment is incurred for the applicable month.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company without the consent of the Company’s Chief Executive Officer. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not to any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s Chief Executive Officer and you. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you under this offer letter. This letter shall be governed by the laws of the State of California (except with respect to its conflict of laws provision).

We look forward to your favorable reply and to a productive and exciting working relationship at Ambarella.

Sincerely,

/s/ Fermi Wang
Fermi Wang
Chief Executive Officer

Agreed to and accepted:

/s/ George Laplante
George Laplante

Date:	3-7-11

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement